To : Board of Directors
Infosmart Group, Inc.

Date : 27 August 2010

RESIGNATION

I hereby tender my resignation as Director and Chief Financial Officer of Infosmart Group Inc. with immediately effect due to my personal reasons.

Yours faithfully,

/s/ Fan Chun Wang
Fan Chun Wang